EXHIBIT 10.6

EXECUTIVE SUPPLEMENTAL LONG-TERM DISABILITY PROGRAM
SUMMARY

Participants:
Corporate Officers and Division Presidents and other executives who participate in the basic long-term disability plan, as may from time to time be approved for participation by the Compensation and Management Resources Committee of the Board of Directors of Foot Locker, Inc. (the “Compensation Committee”).

Benefit:
Participants are eligible to receive a percentage of salary up to $25,000 per month for a certain period of time, as may be determined by the insurer. Any benefit paid under this program shall be reduced by the amount of any benefit paid to the participants under the basic long-term disability plan.